Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Katie Strohacker, Senior Director, Investor Relations
(617) 796-8251

Final Order and Judgment Issued for TravelCenters of America LLC in Comdata Litigation

TA Recovered Attorneys’ Fees and Costs of $10.7 million.

Westlake, OH (April 13, 2018): TravelCenters of America LLC (Nasdaq: TA) today announced that, on April 9, 2018, the Court of Chancery of the State of Delaware entered its Final Order and Judgment (“Order”) for the Comdata litigation awarding TA attorneys’ fees and costs it incurred in the litigation. As previously announced, the Court issued an opinion on September 11, 2017 rejecting Comdata’s claims that TA had breached certain agreements that require Comdata to process customer transactions using Comdata cards at set fees through January 2, 2022.  Pursuant to the Order, Comdata is required to continue to honor the terms of these agreements and, earlier today, Comdata reimbursed TA for attorneys’ fees and costs, together with interest, in the amount of approximately $10.7 million. Comdata has thirty days from the date of the Order to file a notice of appeal in this litigation.

TA is represented in this litigation by Ropes & Gray LLP (Jane E. Willis, Matthew L. McGinnis and C. Thomas Brown) and Skadden, Arps, Slate, Meagher & Flom LLP (Robert S. Saunders, Joseph O. Larkin and Jessica R. Kunz).

About TravelCenters of America LLC:

TA’s nationwide business includes travel centers located in 43 states and in Canada, standalone convenience stores in 11 states and standalone restaurants in 13 states. TA’s travel centers operate under the “TravelCenters of America”, “TA,” “Petro Stopping Centers” and “Petro” brand names and offer diesel and gasoline fueling, restaurants, truck repair services, travel/convenience stores and other services which are designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA’s convenience stores operate principally under the “Minit Mart” brand name and offer fuel as well as nonfuel products and services such as coffee, groceries, fresh food offerings and other convenience items. TA’s standalone restaurants operate principally under the “Quaker Steak & Lube” brand name.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS. WHENEVER TA USES WORDS SUCH AS “BELIEVE,” “EXPECT,” “ANTICIPATE,” “INTEND,” “PLAN,” “ESTIMATE,” “WILL,” “MAY” AND NEGATIVES OR DERIVATIVES OF THESE OR SIMILAR EXPRESSIONS, TA IS MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON TA’S PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY TA’S FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING:

THIS PRESS RELEASE STATES THAT COMDATA HAS THIRTY DAYS FROM THE DATE OF THE ORDER TO FILE A NOTICE OF APPEAL IN THIS LITIGATION. AN IMPLICATION FROM THIS STATEMENT COULD BE THAT THE FAVORABLE RESULTS TA HAS OBTAINED IN THIS LITIGATION MAY BE REVERSED OR AMENDED UPON APPEAL.

FOR ALL OF THESE REASONS, AMONG OTHERS, INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE UPON THE FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE. ALSO, UNLESS REQUIRED BY APPLICABLE LAW, TA DOES NOT UNDERTAKE TO UPDATE THE STATEMENTS IN THIS PRESS RELEASE AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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